Exhibit 99.2

HORNBECK OFFSHORE
Service with Energy®

SELECT FINANCIAL INFORMATION

April 2020

© 2020 HORNBECK OFFSHORE. All Rights Reserved.

The cleansing material provided herein speak only as of the date on which such projections were made and do not speak as of the date that these cleansing materials are provided pursuant to this report. None of the Company, its subsidiaries or their directors, officers or advisors undertakes any obligation to update this information. The determination of the Company and its subsidiaries’ future performance, cash flows and liquidity are uncertain processes involving the extensive use of estimates and assumptions, which, although considered reasonable by the Company and its advisors at the time such projections were made, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Company and its subsidiaries. None of the Company, its subsidiaries or any of their directors, officers or advisors make any representation or warranty as to the accuracy of the projections included herein. Accordingly, you should not place undue reliance on this cleansing information, as actual results may vary materially. The cleansing material provided herein includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. federal securities laws, including projections, such as cash flow forecasts, business plans and budgets. Forward-looking statements are neither historical facts nor assurances of future performance or results.

•	Assumes pre-packaged chapter 11 case, with cases commenced on April 15, 2020, and emergence on June 30, 2020

•	Estimated cash balances subject to material modification

Forecasted Sources and Uses ($’000s)
Sources
Operating Receipts	$51,533
Balance Sheet Cash	74,876
DIP Financing	75,000

Total Sources	$201,409

Uses
Operating Disbursements	$51,674
Restructuring Costs	53,551
Revolver Paydown	50,000
Interest and Fees	6,987
Ending Cash[1]	39,197

Total Uses	$201,409
(1) Reflects estimated cash immediately prior to transaction close. The cash balance immediately following the contemplated transactions would include proceeds from the contemplated $100 million rights offering.

•	Preliminary estimates prepared as of March 13, 2020, and subject to material modification

Projected Financial Results ($MM)
Period Ending	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024
Revenues	$212.0	$177.2	$282.6	$387.7	$454.5
Adjusted EBITDA(1)	(6.0)	(11.3)	65.3	157.3	214.1
Total CapEx	18.0	42.0	75.0	26.3	36.6